Exhibit 8.1

Subsidiaries of Controladora Vuela Compañía de Aviación, S.A.B. de C.V.

The following chart lists each of our subsidiaries which we owned, directly or indirectly, as of December 31, 2024, and April 29, 2025:

1.	Concesionaria Vuela Compañía de Aviación, S.A.P.I. de C.V., a variable capital investment promotion stock corporation organized under the laws of Mexico

2.	Comercializadora Volaris, S.A. de C.V., a variable capital stock corporation organized under the laws of Mexico

3.	Servicios Corporativos Volaris, S.A. de C.V., a variable capital stock corporation organized under the laws of Mexico

4.	Vuela, S.A., a corporation organized under the laws of Guatemala

5.	Servicios Earhart, S.A., a corporation organized under the laws of Guatemala

6.	Guatemala Dispatch Services, S.A., a corporation organized under the laws of Guatemala

7.	Vuela Aviación, S.A., a corporation organized under the laws of Costa Rica

8.	Comercializadora V. Frecuenta, S.A. de C.V., a variable capital stock corporation organized under the laws of Mexico

9.	Viajes Vuela, S.A. de C.V., a variable capital stock corporation organized under the laws of Mexico

10.	Vuela El Salvador, S.A. de C.V., a corporation organized under the laws of El Salvador